Exhibit 99.1

An Innovative Manufacturer of Specialty Tapes, Laminates, Sealants and Coatings

NEWS RELEASE

CHASE CORPORATION ANNOUNCES FIRST QUARTER RESULTS

REVENUES OF $28.7 MILLION

EARNINGS PER SHARE OF $0.24

Bridgewater, MA — January 7, 2010 — Chase Corporation (NYSE Amex: CCF) today reported revenues of $28.7 million for the quarter ended November 30, 2009.  This represents a decrease of 8% compared to $31.1 million in the first quarter of last year.  Net income of $2.12 million decreased 6% from $2.26 million in the prior year period.  Earnings per diluted share of $0.24 in the first quarter of fiscal 2010 fell $0.02 short of the $0.26 per share in fiscal 2009.

Peter R. Chase, Chairman and Chief Executive Officer commented, “While financial results are down from the first quarter of fiscal 2009 we have seen some signs of improvement in key markets.  Last year we had a strong first quarter in the wire and cable area which typically lags the general economy. During that same period we started to see the deterioration in the electronics sector which traditionally is on the leading edge. Overall the prior year first quarter did not reflect the full impact of the global economic downturn.

“Not unexpectedly we have experienced some global rebound in the electronics area as a result of automotive market recovery spurred by government incentive programs and success from new, more environmentally friendly products.

“We are excited about our two new acquisitions and expect significant contributions from them over the balance of our fiscal year and in the future.

“Consolidation efforts continue as production from our Paterson, NJ plant has now moved to other existing facilities, and work continues to ready our Westwood, MA location to absorb the pending closure of our Taunton laboratory and Albany office locations.

“We continue to analyze product line profitability and will focus on maximizing our best opportunities. Going forward we are optimistic that modest economic recovery, coupled with our new product and market development efforts will make for a successful year.”

The following table summarizes the Company’s financial results for the quarters ended November 30, 2009 and 2008.

	For the Three Months Ended
	November 30,
All figures in thousands, except per share figures	2009	2008

Revenues	$28,731	$31,069

Costs and Expenses
Costs of products and services sold	18,754	21,559
Selling, general and administrative expenses	6,657	6,034

Operating income	3,320	3,476

Other income (expense)	49	111

Income before income taxes	3,369	3,587

Income taxes	1,246	1,327

Net income	$2,123	$2,260

Net income per diluted share	$0.24	$0.26

Weighted average diluted shares outstanding	8,897	8,699

Management’s focus on strategic opportunities resulted in two significant acquisitions in the current fiscal year.   In September the Company acquired all of the shares of C.I.M. Industries, Inc. (“CIM”) a private company whose high performance coatings and membranes have been “keeping liquids where they belong” for over 30 years and in December acquired the full range of ServiWrap® pipeline protection products from Grace Construction Products Ltd, a UK unit of W.R. Grace & Co.

With a primary focus on the water and wastewater industry, CIM has the preferred products that complement Chase Corporation’s product line of high performance tapes and coatings. ServiWrap high performance tapes, that have been protecting offshore and onshore pipelines from corrosion around the world for over 30 years, will be manufactured and distributed by Chase Corporation utilizing our existing, state-of-the-art, manufacturing capacity.

The Company’s strong cash flows throughout fiscal 2009 and healthy balance sheet allowed it to be in a position to make these strategic acquisitions.  The Company’s $10 million unsecured line of credit remains intact at favorable rates as term debt financing through existing banking relationships was used to help fund the acquisitions of CIM and ServiWrap. CIM is included in the first quarter results while ServiWrap will be part of the financial results beginning in the second fiscal quarter.

Chase Specialized Manufacturing

Revenues from this segment were $24.2 million in the current quarter compared to $26.7 million in the prior year period.  Decreased revenues in the current quarter relate primarily to less demand for pipeline and wire and cable products offset by the inclusion of sales from the CIM acquisition.

Chase Electronic Manufacturing Services (EMS)

This operating segment had revenues of $4.5 million in the current quarter compared to $4.4 million in the prior year quarter.  Increased demand and order activity from existing customers drove the improved results in the current year period.  The soft conditions seen in this market segment earlier in 2009 appear to be improving as customer backlog for this segment increased to $8.2 million as of November 30, 2009 compared to $6.5 million as of August 31, 2009.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:	(508) 279-1789 Ext. 219
E-mail:	investorrelations@chasecorp.com
Website:	www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.